EXHIBIT 99.1

Media Sciences Reports Third Quarter Fiscal Year 2010 Financial Results.

OAKLAND, N.J., May 13, 2010—Media Sciences International, Inc. [NASDAQ: MSII], the leading independent manufacturer of color toner cartridges and solid inks for use in color business printers, today announced its quarterly financial results for the three and nine months ended March 31, 2010. The Company will host an investor conference call Friday morning at 8:45 a.m. EDT to discuss its quarterly results.

Financial results for the quarter ended March 31, 2010 include:
•	Net revenues of $5,175,000, representing a $9,000 or 0.2% decrease year-over-year and a $411,000 or 7% decrease over the prior quarter.
•	Gross margin at 36.3% of net revenues, versus 40.6% for the same period last year.
•	Net loss of $2,703,000 ($0.22 per share), versus a net loss of $1,496,000 ($0.13 per share) in the year ago quarter.

Our third quarter results were impacted by and include the following significant cash and non-cash items:

•
Valuation Allowance.  A non-cash charge in the amount of $2,033,000 (about $0.17 per share) was established for deferred tax assets previously recorded and related effects, as it was deemed more likely than not that the remaining federal net operating loss carry forwards and other future deductible temporary differences included in the Company’s deferred tax assets will not be realized.  This valuation allowance adjustment has no impact on the Company’s cash flows or future prospects, nor does it alter the Company’s ability to utilize these tax attributes, which is primarily dependent upon future levels of taxable income.

•	Other Income. We recognized $214,000 of non-recurring income from the purchase of a foreign liquidating entity. We had no similar items in the comparative year ago periods.
•
Foreign Currency Effects.  Year-over-year appreciation of the pound and euro combined with price increases implemented in January 2009, helped benefit our top-line revenues and margins by about $170,000.  However, these effects were offset by $165,000 of exchange rate losses recognized as a result of recent depreciation of the euro and pound over the quarter from levels of the preceding quarter.

•	Stock-Based Compensation. Our operating results include $126,000 of non-cash stock-based compensation expense (about $0.01 per share) recognized under authoritative guidance.

CEO’s Comments
Michael W. Levin, President and CEO of Media Sciences International, Inc., noted the following regarding the quarter, “We are disappointed that we did not meet our top-line expectations for the quarter.  In addition to some historic seasonality we typically experience during January, our sales volumes were adversely impacted by European and U.S. weather in January and February, and delays in volume shipments of our newly commercialized industrial inks.  During the quarter, we also continued to experience attrition of more price sensitive and less quality oriented U.S. imaging channel volume, which has generally been offset by the growth we continue to experience in our U.S. office product and technology distribution channels as well as continued growth of our European business.”

Levin continued, “During the quarter, significant effort and resources were applied to the recently announced transformative acquisition of Master Ink.   During the call we will review the many significant strategic benefits the acquisition is expected to provide us, as well as the improved scalability, operating leverage and margin improvement we anticipate.  Upon closing, we expect to quickly enjoy the benefits of the combination, including a reduction in the cost of our existing toner based product line.”

Revenues
 For the three months ended March 31, 2010, as compared to the same period last year, net revenues declined by $9,000 or 0.2% to $5,175,000 from $5,184,000.  Year-over-year for the three months, sales of color toner cartridges increased by about 11% and solid ink product sales decreased by about 10%.

For the nine months ended March 31, 2010, as compared to the same period last year, net revenues increased by $175,000 or 1% to $16,268,000 from $16,093,000.  This increase in net revenues was primarily driven by the revenue impact of greater year-over-year sales of toner-based products and continued rapid growth of our European sales, partially offset by attrition in our sales volumes to the price sensitive and less quality oriented imaging channel.  Year-over-year for the nine months, sales of color toner cartridges increased by about 11% and solid ink product sales decreased by about 8%.

Price increases we implemented in January 2009 helped to materially offset the effects of currency exchange rates for the first six months of our fiscal year versus the comparable year ago periods.  However, the appreciation of the euro and pound during the comparative three months ended March 31, 2010, helped benefit our top line revenues and margins by about $170,000 for the three and nine months ended March 31, 2010.

We ended the quarter with an order backlog of $434,000, representing a $107,000 increase over the prior quarter ended December 31, 2009.  For the comparative year ago period, we had $334,000 of order backlog at March 31, 2009.

Gross Profit
Consolidated gross profit for the three months ended March 31, 2010, compared to the same period last year, decreased by $224,000 or 11% to $1,879,000 from $2,103,000.  For the three months ended March 31, 2010, our gross margins decreased by 430 basis points to 36.3% from 40.6% in the comparative year ago period.  The year-over-year decrease in our gross profit and margins for the quarter was attributed to a number of factors including: sales mix, in particular a decreased level of solid ink sales volume, an increased volume of industrial ink sales, and an increase in our inventory obsolescence reserves.  These effects were partially offset by a decreased level of customer rebates and lower tool and die depreciation.

Consolidated gross profit for the nine months ended March 31, 2010, compared to the same period last year, decreased by $353,000 or 5% to $6,520,000 from $6,874,000.  For the nine months ended March 31, 2010, our gross margins decreased by 260 basis points to 40.1% from 42.7% in the comparative year ago period.  The year-over-year decrease in our gross profit and margins for the nine months was primarily attributed to an increase in our warranty expense and sales mix, partially offset by lower year-over-year customer rebates and lower tool and die depreciation.

Our margins reflect a portfolio of products.  Generally, our non-industrial solid ink products generate greater margins than do toner-based products or our industrial inks.  While margins within the solid ink product line are very consistent, margins within the toner-based product line vary quite significantly.  As a result, our margins can vary materially, not only as a function of the solid ink to toner sales mix, but of the sales mix within the toner-based product line itself and the significance of industrial solid ink volumes.  We expect to see changes in our margins, both favorable and unfavorable, as a result of continued changes in our sales mix.

Research and Development
Research and development spending for the three months ended March 31, 2010, compared to the same period last year, increased by $45,000 or 14% to $367,000 from $322,000.  For the nine months ended March 31, 2010, compared to the same period last year, spending increased by $37,000 or 4% to $1,080,000 from $1,043,000.  The year-to-date increase in our research and development costs is primarily attributed to additional travel cost associated with product manufacturing efforts in China with our contract vendors.  Looking forward, we expect our research and development spending to represent a similar proportion of our net revenues.

Selling, General and Administrative
Selling, general and administrative expense, exclusive of depreciation and amortization, for the three months ended March 31, 2010, compared to the same period last year, increased by $72,000 or 3% to $2,227,000 from $2,155,000.   For the nine months ended March 31, 2010, selling, general and administrative expense, exclusive of depreciation and amortization, as compared to the same period last year, decreased by $1,255,000 or 17% to $6,177,000 from $7,432,000.

The decrease in selling, general and administrative expense for the nine months ended March 31, 2010 over the year ago period was primarily driven by our cost reduction efforts, lower year-over-year costs of litigation, improvements in our currency translation loss experience, and the absence of business formation and start-up costs, offset by direct and indirect costs associated with the Master Ink acquisition including legal and extensive travel expenses.

In January 2009, we implemented a company-wide 10% salary, wage and bonus concession.  In the fall of 2008, our directors also waived their cash compensation.  Effective October 1, 2009, half of these temporary concessions were reinstated and are reflected in our operating results.  For the three and nine months ended March 31, 2010, the savings associated with these temporary concessions were about $65,000 and $261,000, respectively.  Effective April 19, 2010, all remaining temporary concessions were reinstated.

Net Loss
For the three and nine months ended March 31, 2010, we lost $2,703,000 ($0.22 per share basic and diluted) and $3,013,000 ($0.25 per share basic and diluted). This compares with a net loss of $1,496,000 ($0.13 per share basic and diluted) and $1,535,000 ($0.13 per share basic and diluted), respectively, for the three and nine months ended March 31, 2009.

Conference Call Note
Media Sciences International, Inc. will hold a conference call to discuss its quarterly results on Friday, May 14, 2010, at 8:45 a.m. Eastern Time. The call will be webcast live by Thomson/CCBN and may be accessed through Media Sciences’ web site at www.mediasciences.com. Investors and other interested parties in the United States may access the teleconference by calling 866.543.6405. International callers may dial 617.213.8897. The passcode for the teleconference is 46731879.

For more information on Media Sciences, its SEC filings, or to access more information about Media Science’s quarter and year-to-date financial results, including supplemental financial schedules, please visit the investor relations section of the Company’s website at www.mediasciences.com or directly at http://phx.corporate-ir.net/phoenix.zhtml?c=79804&p=irol-irhome.  (Note: If clicking on the above links does not open in a new web page, please cut and paste the above URLs into your browser's address bar.)

About Media Sciences International, Inc. (NASDAQ: MSII): Media Sciences International, Inc. (NASDAQ: MSII), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Brother®, Dell®, Epson®, Konica Minolta®, OKI®, Ricoh®, Samsung®, and Xerox® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color®—the company’s proprietary process for delivering high quality products at the very best price, including its commitment to exceptional, highly responsive technical support and its longstanding, industry-leading warranty. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names are used for descriptive purposes only and are the properties of their respective owners.

Forward Looking Statements
This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations about future events and financial trends that may affect our financial condition, results of operations, business strategy and financial needs and are subject to risks and uncertainties.  Actual results may differ materially from those included or implied in these statements due to a variety of factors, including the risk that the acquisition will not proceed as anticipated or that certain pre-closing and post-closing adjustments to the terms and conditions will be needed, and those factors identified in our Annual Report on Form 10-K for the year ended June 30, 2009, on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

Investor Relations & Media Contacts:
SM Berger & Company
Stanley M. Berger
stan@smberger.com, 216.464.6400

Web site: http://www.mediasciences.com